UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2011

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On August 18, 2011, Donald Worth gave notice to the Board of Directors of Royal Gold that he will retire and not stand for re-election to the Board of Directors at the end of his term.  Mr. Worth’s term will end on November 16, 2010, the date of the upcoming Annual Meeting of Stockholders.

(e)  On August 18, 2011, the Board of Directors approved a modification to the performance goals relating to the performance awards granted pursuant to Royal Gold’s 2004 Omnibus Long-Term Incentive Plan.  As a result of the change, performance awards may vest upon Royal Gold meeting a pre-defined performance goal relating to growth of adjusted free cash flow per share on a trailing twelve-month basis.  The modification in the performance goal will only apply to performance awards granted on or after August 18, 2011.  No changes were made to the terms of any performance awards outstanding prior to August 18, 2011 and such outstanding performance awards will continue to vest upon Royal Gold meeting one of two pre-defined performance goals relating to (1) growth of free cash flow per share on a trailing twelve-month basis or (2) growth of royalty ounces in reserve per share on an annual basis.  The form of performance award agreement is attached hereto as Exhibit 10.1, which is incorporated by reference herein.  But for the changes relating to modification to the performance goal, no changes were made to the other terms of the performance awards.

The Board of Directors approved grants of performance awards, as modified as described above, to Royal Gold’s named executive officers as follows:  Tony Jensen, Stefan Wenger, Bruce Kirchhoff, William Heissenbuttel and William Zisch received 21,600, 4,600, 4,600, 4,600 and 4,600 performance awards, respectively.

Item 5.03	Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year

On August 18, 2011, the Board approved several amendments to the Amended and Restated Bylaws of the Company (the “Bylaws”), effective August 18, 2011.  The principal amendments to the Bylaws are summarized below.

Section 4 of Article II relating to advance notice for stockholder proposals was revised to (i) include certain windows for stockholder notice of  proposals in order to make the provision more reasonable for stockholders, (ii) require a stockholder to be a record holder or beneficial owner both at the time such stockholder submits a proposal and on the record date for the meeting,  (iii) prohibit stockholders from bringing proposals at special meetings, other than nominations at a special meeting at which directors will be elected, (iv) require stockholders who bring proposals or nominations to supplement the information regarding the proposals or nominations so that it is accurate on record date for the meeting and the date that is ten business days before the date of the meeting and (v) allow the Board to disregard any stockholder proposal or nomination if the proposing or nominating stockholder does not attend the meeting.

Section 9 of Article II  relating to quorum and voting was revised to clarify how quorum and votes are calculated in the event the company were to have a class or series of stock in the future with different voting power.

Section 9 of Article II relating to majority voting for directors was revised to (i) ensure that the determination of the voting standard (majority or plurality) is known prior to mailing of the notice of the meeting at which directors are to be elected, (ii) require directors to submit irrevocable resignations (contingent upon failure to receive requisite votes and Board acceptance) in advance of nomination by the Board of Directors and (iii) clarify that abstentions and broker non-votes will not be counted for purposes of majority voting for directors.

Section 7 of Article III relating to regular meetings of the Board of Directors was revised to remove the requirement that the regular meeting be held “immediately” after the annual meeting in order to provide flexibility to the Board of Directors.

Section 8 of Article III relating to special meetings of the Board of Directors was revised to remove the ability of two directors to call special meetings.  As a result, a special meeting of the Board of Directors may only be called by the Chairman, the Chief Executive Officer or the President.

Section 1 of Article VI relating to indemnification was revised to narrow the provision to require the Company to indemnify only directors and officers.  As a result, the Company is no longer required to indemnify an employee or an agent of the Company.

The foregoing summary is qualified by reference to the full text of the Bylaws attached hereto as Exhibit 3.1, which is incorporated by reference herein. The attached Bylaws are marked to show the amendments. A clean copy of the Bylaws will be filed with Royal Gold’s next quarterly report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1    Amended and Restated Bylaws, as amended (marked)

10.1  Form of Performance Share Agreement under Royal Gold's 2004 Omnibus Long-Term Incentive Plan (1)

10.2  Form of Performance Share Agreement under Royal Gold’s 2004 Omnibus Long-Term Incentive Plan (2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross
Name:	Karen Gross
Title:	Vice President & Corporate Secretary

Dated:  August 24, 2011